Exhibit 23.3

BDO — Pazos, López de Romaña, Rodriguez  S. Civil de R.L.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-188355) and in the Registration Statements on Forms S-8 (No. 333-58298, No. 333-129152, No. 333-147448, No. 333-161459, No. 333-168588 and No. 333-183142), of our report dated June 16, 2014, relating to the financial statements of Peru Belmond Hotels S.A., which appears in this Form 10-K/A Amendment No. 1 to the Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2013.

Pazos, López de Romaña, Rodriguez S. Civil de R.L.
Lima, Peru
June 16, 2014

Countersigned by:

/s/ Annika Petrozzi Helasvuo
Annika Petrozzi Helasvuo
Certified Chartered Public Accountant
Register No. 01-21006